Exhibit 99(2)

2012 Second Quarter Earnings Conference Call

Thank you Jay and welcome to our second quarter conference call.  I will make a few brief comments after which Greg Hill will provide an update on our activities in the Bakken.  John Rielly will then review our financial results.

This conference call, at mid-year, is when we discuss our 2012 results and forecasts in more detail.

Just as important, this quarter also marks a mid-point in a period of important change for Hess.  Before getting into the details of the quarter, I would like to reflect on this change for a moment as I think doing so will provide meaningful context to our current and expected future results.

This change essentially began in 2009 and should be largely complete in 2014.  In that relatively short span of five years, Hess has all but exited the refining business with the closure of the HOVENSA joint venture refinery and will have shifted our exploration and production growth strategy from one based primarily on high impact exploration to one combining lower risk unconventional development opportunities, such as the Bakken, along with exploitation of existing discoveries, like the North Malay Basin, and more focused and limited exposure to high impact exploration, such as Ghana and Ness Deep in the deepwater Gulf of Mexico.

This shift in E&P has required a substantial up-front increase in capital spend, largely related to the Bakken.  Approximately 35% of this year’s capital and exploratory expenditures are devoted to the Bakken, compared to 11% in 2009.  The majority of our total spend has been funded with cash flow from operations.  Any shortfall has been and is expected to be funded mostly, if not entirely, through asset sales, as we rebalance our oil and gas reserve and production portfolio in favor of lower risk, geographically more secure and higher return assets.

At current oil prices, the gap between cash flow and capital expenditures should peak this year at about $3 billion, moderate substantially next year, and approach a balance in 2014.  Asset sales should be largely completed by year end 2013.  We expect that the reserve and production base established as a consequence of these actions will be lower than the levels likely to be achieved in 2012.  However, the profitability of those barrels on a per unit basis should be higher than is currently the case.

With the feedback gained each day through the execution of our strategy, we feel ever more confident that this portfolio reshaping is the right course for our company.  Certainly, there have been and will continue to be difficult learning experiences along the way, but we are convinced of the strategy, committed to its successful execution and believe that it will lead to improved financial performance.

With that as an introduction, we will now cover the details of the quarter.  Net income for the second quarter of 2012 was $549 million.  Compared to the year ago quarter, our earnings were positively impacted by higher crude oil sales volumes and improved Marketing and Refining results, but were negatively impacted by lower realized crude oil selling prices and higher operating costs in Exploration and Production.

Exploration and Production earned $644 million.  Crude oil and natural gas production averaged 429 thousand barrels of oil equivalent per day, a 15 percent increase over the year ago quarter.  Higher production from the Bakken in North Dakota, the Llano Field in the deepwater Gulf of Mexico and Libya was partially offset by natural field declines in Equatorial Guinea.

In North Dakota, net production from the Bakken averaged 55 thousand barrels of oil equivalent per day in the second quarter compared to 25 thousand barrels of oil equivalent per day in the year ago quarter, an increase of 120 percent.  For the full year 2012, we now forecast net Bakken production to average between 54 and 58 thousand barrels of oil equivalent per day.  In April, we commenced operation of our crude oil rail loading facility and shipped an average of 29 thousand barrels per day during the quarter to higher value markets.

At the Llano Field in the deepwater Gulf of Mexico, where Hess has a 50 percent interest, a successful workover was performed on the Llano #3 well which had been shut-in for mechanical reasons since the first quarter of last year.  The well was brought back online in May, and in June net production averaged 13 thousand barrels of oil equivalent per day.

In Libya, net production averaged 22 thousand barrels per day in the second quarter.  In last year’s second quarter the fields were shut-in due to civil unrest.  Given the political uncertainty in Libya earlier in the year, we chose to exclude Libya from our original 2012 production forecast.  However, since production has been restored, we will now include Libya in our revised production and financial forecasts.

At the Valhall Field in Norway, net production averaged 23 thousand barrels of oil equivalent per day in the second quarter.  BP, the operator, has informed us that the field will be shut-in for approximately 90 days, compared to their original forecast of 30 days, which will result in 2012 net production averaging 15 to 20 thousand barrels of oil equivalent per day versus our previous expectation of 20 to 25 thousand barrels of oil equivalent per day.  Major field redevelopment work is now expected to be completed by the end of this year and development drilling will resume in 2013.

As a consequence of these factors and the strong overall performance of our portfolio, we now forecast 2012 production for our company to average between 395 and 405 thousand barrels of oil equivalent per day which includes the addition of approximately 20 thousand barrels per day from Libya, which was excluded from our previous forecast of between 370 and 390 thousand barrels of oil equivalent per day.

In June, we signed agreements with PETRONAS to develop nine discovered natural gas fields in the North Malay Basin, located offshore Peninsular Malaysia and adjacent to Hess’ interests in the Malaysia-Thailand Joint Development Area.  This project is consistent with our strategy to invest in long life, low risk reserves with attractive financial returns and exploration upside.  Hess will have a 50 percent working interest and become operator of the project.  The project will require a net investment for Hess of approximately $250 million in 2012.  First production is forecast to commence in 2013 at a net rate of approximately 40 million cubic feet of natural gas per day and increase in 2015 to an estimated 125 million cubic feet per day.

With regard to exploration, in Ghana, Hess concluded drilling operations on the Hickory North well in June.  The well encountered approximately 100 net feet of gas condensate pay.    We recently completed drilling our Beech prospect, located 5 miles north of the Paradise location and are conducting wireline logging.  The Stena DrillMax drillship will next drill our Almond prospect, located 20 miles west of Hickory North.

Offshore Brunei, the Jagus East well on Block CA-1, in which Hess has a 13.5 percent interest, encountered hydrocarbons.  This well along with the previously announced Julong East discovery is being evaluated and additional exploration and appraisal drilling is planned in 2013.

In the deepwater Gulf of Mexico, on June 12th we spud the Ness Deep well, located on Green Canyon 507.  This is a Miocene prospect in which Hess has a 50 percent working interest.  BHP holds the remaining 50 percent and is the operator.  The well is anticipated to take approximately 160 days to drill.

Turning to Marketing and Refining, we reported net income of $8 million for the second quarter of 2012.  Refining generated earnings of $8 million versus a loss of $44 million in the year ago quarter, reflecting a positive contribution from our Port Reading facility in the second quarter and the shutdown of the HOVENSA joint venture refinery earlier this year.  Marketing earnings of $18 million included an $11 million after-tax charge for environmental liabilities, compared to $28 million in last year’s second quarter.  Retail marketing benefited from declining wholesale prices during the second quarter which resulted in improved fuel margins.  Gasoline volumes on a per site basis were down approximately 3 percent, while total convenience store sales were down nearly 6 percent versus last year’s second quarter, reflecting the continued weak economy.

In Energy Marketing, natural gas and oil volumes were lower versus last year, while electricity volumes were higher.

Capital and exploratory expenditures in the first half of 2012 were $4.1 billion, substantially all of which were related to Exploration and Production.  For the full year 2012, our capital and exploratory expenditures forecast has been increased to $8.5 billion from $6.8 billion.  Over half of the increase is due to activities in the Bakken with the balance related to Valhall, Tubular Bells and our recently announced investment in the North Malay Basin.

Although our 2013 capital and exploratory budget will not be finalized until the end of the year, we plan to make significant reductions below 2012 levels and be more aligned with expected cash flow.

As I said previously, we expect that internally generated cash flow and proceeds from asset sales will fund most if not all of our 2012-2013 capital and exploratory expenditures.  Year to date we have announced asset sales totaling more than $850 million, which includes the sale of our interest in the Schiehallion Field in the United Kingdom to Shell for $503 million as well as the previously announced sale of our interests in the Snohvit Field in Norway and the Bittern Field in the United Kingdom.  Additional asset sales of $1 to $2 billion are well underway and details will be announced as soon as terms are finalized.  Further asset sales have been identified and are in early stages of divestiture.

I will now turn the call over to Greg Hill.